EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Datalink Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-93229) on Form S-8 and Registration Statement (No. 333-96901) on Form S-3 of Datalink Corporation of our reports dated February 6, 2004, with respect to the balance sheets of Datalink Corporation as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related financial statement schedule for the years ended December 31, 2003 and 2002, which reports appear in the  December 31, 2003, annual report on Form 10-K of Datalink Corporation.

Our report refers to our audit of the disclosures added to revise the 2001 financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of Datalink Corporation, other than with respect to such disclosures.

/s/ KPMG LLP

Minneapolis, Minnesota
March 19, 2004